Exhibit 5.1
15 November 2010
441 299 4938
guy.cooper@conyersdill.com
Matter No.: 384579
Doc Ref: 348576
Allied World Assurance Company Holdings, Ltd
27 Richmond Road
Pembroke HM08
Bermuda
Dear Sirs,
Allied World Assurance Company Holdings, Ltd (the “Company”)
We have acted as special Bermuda legal counsel to the Company in connection with the Registration Statement on Form S-3ASR (Registration No. 333-148409) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 31 December 2007 as amended by the prospectus supplement dated 9 November 2010 and filed with the Commission on 10 November 2010 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the Company’s offer of US$300,000,000 principal amount of 5.50% senior notes of the Company due 2020 (the “Notes,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) and the registration of the Notes under the U.S. Securities Act of 1933, as amended (the “Act”).
For the purposes of giving this opinion, we have examined the following documents:
(i)	a copy of the Registration Statement;

(ii)	copy of the Indenture by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), dated as of 15 November 2010 (the “Base Indenture”);

(iii)	a copy of the First Supplemental Indenture by and between the Company and the Trustee, as trustee, dated as of 15 November 2010 (the “Supplemental Indenture” and together with Base Indenture, the “Indenture”); and

(iv)	a draft form of the Notes dated 15 November 2010.
The documents listed in items (ii) and (iii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).
For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 12 November 2010, certified extracts of the minutes of a meeting of its directors held on 6 May 2010, and certified extracts of the minutes of a meeting of the pricing committee of the directors of the Company held on 9 November 2010 (together, the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution and delivery of the Indenture by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (e) the due execution of the Notes by each of the parties thereto and the delivery thereof by each of the parties thereto, and the due authentication of the Notes by the Trustee, (f) the accuracy and completeness of all factual representations made in the Registration Statement and the Documents and other documents reviewed by us, (g) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (i) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms, (j) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents to the non-exclusive jurisdiction of the United States Federal or New York State Court sitting in the Borough of Manhattan, The City of New York, New York (the “Foreign Courts”), (k) that none of the parties to the Documents carries on business from premises in Bermuda, at which it employs staff and pays salaries and other expenses, (l) at the time of issue of the Notes, the

Bermuda Monetary Authority will not have revoked or amended its general permission pursuant to the Notice to the Public dated 1 June 2005, and (m) at the time of issue of the Notes, the Company will be able to pay its liabilities as they become due.
The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.
We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company or which purports to establish the exclusive jurisdiction of any courts.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Notes by the Company and is not to be relied upon in respect of any other matter.
On the basis of and subject to the foregoing, we are of the opinion that:
1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has taken all corporate action required to authorize its execution, delivery and performance of the Documents including the issuance of the Notes.

3.	When issued in accordance with the Indenture, duly executed by the Company, duly authenticated by the Trustee and delivered by or on behalf of the Company as contemplated by the Registration Statement, the Notes will constitute valid and binding obligations of the Company under the laws of Bermuda.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Risk Factors”, “Restriction on Transfer of Shares”, “Certain Tax Considerations” and “Enforcement of Civil Liabilities under United States Federal Securities Laws” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully,
Conyers Dill & Pearman Limited
Guy Cooper
Associate